Exhibit 10.14

                1997 EXECUTIVE ANNUAL INCENTIVE AWARD PLAN





The Executive Annual Incentive Award Plan (Plan) rewards executives for creating and continuing a total quality service organization. Reliable, low-cost service to our customers, achieved through the safe and efficient operation of all plant, transmission and distribution facilities while adhering to strict company and federal guidelines, is of utmost importance.

The components of the Plan include company business area and individual performance objectives, which are important to both customers and shareholders. The Plan will be effective January 1, 1997, and will remain in effect until December 31, 1997, unless earlier amended or terminated.

Participation in the Plan

Participation in the Executive Annual Incentive Award Plan is restricted to the following officers:

      I.    Chairman of the Board and CEO

      II.   Senior Principal Officers
            President, NSP Electric
            VP and CFO
            President, NSP Generation
            President, NSP Gas
            VP Law and General Counsel

      III.  Principal Officers
            VP Human Resources
            VP Controller and CIO
            VP Finance and Treasurer
            VP Nuclear Generation
            VP Public and Government Affairs

1997 Plan Objectives

The Plan's objectives reflect the company's goal to be the provider of choice for our customers. To be a strong business partner we must be financially sound - provide excellent customer service, price and flexibility - and have a highly skilled and knowledgeable work force.


The 1997 goals and measurements are as follows:


Objective               Measurement                               Threshold       Target      Maximum


Financial        Company                                              $3.45        $3.75        $3.90
Strength         Earnings Per Share

                 Business Area               NSP Electric            $2.089       $2.271       $2.362
                 Earnings Per Share          NSP Gas                  $.222        $.241        $.251

Customer         Surveys equal to or         NSP Electric*                3            5            7
Satisfaction     greater than 75%            NSP Gas                    83%          85%          86%
                 Average Satisfaction        Corporate                (80% NSP Electric; 20% NSP Gas)

Price of         Product Price per MWH       NSP Generation          $30.25   See page 6       $28.24
Product          Product Price per KWH       NSP Electric              5.86         5.77         5.68

                 Comparison to regional      NSP Gas                    93%          91%          90%
                 utilities' prices
                                             Corporate                           (40% NSP Generation;
                                                                                    40% NSP Electric;
                                                                                         20% NSP Gas)

Safety           Lost Work Day Rate          NSP Generation (50%)      1.00         0.65         0.55
                                             NSP Electric (50%)        0.56         0.49         0.44
                                             NSP Gas (50%)             2.40         1.05         0.90
                                             Corporate-Total
                                              MN Co. (50%)             0.62         0.54         0.49

                 OSHA Incident Rate          NSP Generation (50%)      5.67         4.93         4.44
                                             NSP Electric (50%)        9.08         7.91         7.12
                                             NSP Gas (50%)             8.00         7.50         7.20
                                             Corporate-Total
                                              MN Co. (50%)             7.07         6.15         5.54

Nuclear          Prairie Island SALP (25%)                greater than 1.25         1.25          1.0
Safety
                 Monticello SALP (25%)                    greater than 1.25         1.25          1.0

                 NRC Shutdown orders (25%)                                1            0            0
                 (self-induced)

                 Abnormal Effluent                                        2            1            0
                 Releases (12.5%)

                 Civil Penalties (12.5%)                                  2            1            0


Service          NSP Generation              Base availability
Reliability                                   (40%)                     91%          93%          94%
                                             Intermediate
                                              availability (20%)        83%          85%          86%
                                             Start-up (20%)           84.9%       90-94%        94.1%
                                             Customer survey
                                              (20%)                     79%          85%          90%

                 NSP Electric                Total feeder
                                              outages (15%)            2040         1700         1360
                                             Human error feeder
                                              outages (15%)              84           40           22
                                             Critical Customer
                                              Outage Average
                                              (20%)                    2.03         1.40         1.33
                                             Repeat Outages
                                              % greater than 4
                                               - Momentary (15%)       4.98         3.83         3.06
                                               - Sustained (15%)       2.18         1.36         1.09
                                             SAIFI (10%)               1.02         0.85         0.72
                                             CAIDI (10%)               1.60         1.45         1.16

                 NSP Gas                     Reduction in
                                              service and
                                              main hits (70%)          6.72         6.58         6.45
                                             Reduction in
                                              mislocates (30%)         1.00         0.90         0.87

                 Corporate                   (40% NSP Generation; 40%
                                              NSP Electric; 20% NSP Gas)

Individual       Determined by performance review process
Performance


* NSP Electric survey targets vary from 65%-80% dependent on the nature of the survey.


Target Awards by Position

The following targets and maximums are a function of achievement against the Plan's objectives:

                                              Award as % of Base Pay
                                           Target            Maximum(1)

  I. Chairman of the Board
      and CEO                                 50%                90%

 II. Senior Principal Officers                35%                63%

III. Principal Officers                       30%(2)             54%

(1) Maximums are determined as follows:

                                    Maximum
      EPS measure                   3 times target (i.e., if
                                     target is 20% of your award,
                                     the maximum is 60%)

      All other plan measures       1.5 times target

(2) VP Nuclear Generation has a target of 35% and a maximum of 63% of salary due to an emphasis on and the critical nature of nuclear safety.



1997 Individual Measures & Target Percentages


Position                               Measure/Target Percentage

                                                                                       Indivi-
                Earnings      Bus.  Customer                                 Service      dual
                     Per      Area    Satis-   Product             Nuclear    Relia-   Perfor-
                   Share       EPS   faction     Price    Safety    Safety    bility     mance


CEO                  25%                 15%       15%       10%       10%       15%       10%
VP and CFO           25%                 15%       20%       10%                 15%       15%
President, NSP
 Electric and
 President, NSP
 Gas               12.5%     12.5%       20%       15%       10%                 20%       10%
President, NSP
 Generation*         25%                           15%       10%       20%       20%       10%
VP Nuclear
 Generation*         20%                           15%       10%       30%       15%       10%
VP Law and
 General Counsel     20%                 20%       15%       10%                 10%       25%
Corporate Officers   20%                 20%       15%       10%                 10%       25%


* Customer satisfaction is combined with service reliability for President, NSP Generation, and VP Nuclear Generation.

The target percentage for each measure is adjusted to reflect performance above or below target. The sum of the adjusted percentages for a position determines the amount of the award for that position, subject to the Committee's right to modify award amounts.


Plan Objective Definitions

1)    Financial Strength

      Corporate Earnings Per Share

      The determination of the final corporate earnings per share (EPS) result is net of any incentive awards paid under the Plan. One-time earnings events may be excluded in whole or in part. In determining NSP's EPS for the purpose of the Plan, any earnings which have been denied as part of a regulatory proceeding, even though such denial may be appealed, shall not be included. The Corporate Management Committee of the Board of Directors will have sole discretion to determine whether such additional earnings will be included at a later time and whether any adjustments to awards for the Plan year will be made.

      Business Area Earnings Per Share

      NSP Electric and NSP Gas officers will have a portion of their incentive awards based on the EPS results of their business area. NSP Electric includes both retail and wholesale earnings for MN Jurisdiction, North Dakota Gas and Electric, and South Dakota Electric.

2)    Customer Satisfaction

      The basis of the customer satisfaction rating is a composite of surveys NSP regularly conducts. The surveys include customer satisfaction related to NSP's role in the community; customers' perceptions of NSP's rates; customers' perceptions of employee competence; courteousness and willingness to please; and reliability of service.

      NSP Generation

      Customer satisfaction is combined with service reliability for NSP Generation.

      NSP Electric

      The President, NSP Electric will be measured on achieving a targeted satisfaction level on customer surveys. Seven surveys will be conducted in 1997. The target goal is to achieve at least a 65%-80% satisfaction rating (target varies by survey) on five out of the seven surveys.

      NSP Gas

      For the President, NSP Gas, the award will be determined using the average of two customer satisfaction surveys: Gas Construction and Gas Service. Satisfied customers give us a rating of "excellent" or "very good" from a five-point rating scale.

3)    Price of Product

      Price of product measures NSP's ability to maintain a competitive cost of service:

      NSP Generation

      NSP Generation's aggregate product price (APP) is the total cost of generating electricity, at the base load and intermediate plants, measured in dollars per megawatt hour. This cost includes all direct NSP Generation costs and corporate administrative and general expenses needed to support NSP Generation.

      APP will be measured as follows: $28.25 - $29.24 per megawatt hour earns target award. $29.25 - $30.24 per megawatt hour earns one-half of target award. An APP of $30.25 per megawatt hour or greater earns zero award and an APP of $28.24 or less earns maximum award.

      NSP Electric

      NSP Electric's product price is based on the total price to NSP's customers. This measure is calculated as total NSP Electric retail revenues divided by total kilowatt hours.

      NSP Gas

      For 1997, NSP Gas will compare its average retail natural gas price against the average price of its regional competitors.

4)    Safety

      Lost work day (LWD) and OSHA incidents will be the measures for safety.

5)    Nuclear Safety

      Includes the following measurements:

      Monticello and Prairie Island SALP ratings - SALP is the Systematic Assessment of Licensee Performance program. This is a Nuclear Regulatory Commission (NRC) assessment of the plant's performance in the functional areas of maintenance, operations, engineering and plant support.

      NRC Shutdown Orders - NRC-ordered nuclear plant shutdowns due to safety concerns which don't come from a generic industry issue.

      Abnormal Effluent Releases - Abnormal effluent releases of radioactive matter, as reported to the NRC in the Annual Effluent Release Report, which result in an NRC violation.

      Civil Penalties - NRC monetary fines for violations of its enforcement program which protects the health and safety of the public, employees and the environment.

6)    Service Reliability

      NSP Generation

      Service reliability includes customer satisfaction for NSP Generation. Service reliability includes four measurements:

      Base Availability* - Base plant generation facilities meet much of NSP's energy requirements during standard operating time. This measures the time these plants are available for NSP Electric's requirements. Not included in the availability percents are planned outages, planned derates, maintenance derates and maintenance outages during off-peak hours and periods of reserve shutdown.

      Intermediate Availability* - This measures the availability of intermediate power plants which are used to supply some base energy needs as well as pick up new energy needs on demand. Not included in the availability percents are planned outages, planned derates, maintenance derates and maintenance outages during off-peak hours and periods of reserve shutdown.

      Startup - This measures NSP Generation's startup capability. The measure is on-time starts divided by unit commits.

      Survey - A survey that will measure subjective issues from the Partnership Commitment between NSP Electric and NSP Generation. It will include measurement of any additions to the Partnership Commitment made in 1997.

* Included in this measure is a multiplier on the availability for baseload and intermediate availability. If there are 401 or more hours of unavailability for NSP Generation's base and intermediate plants, the points achieved for base and intermediate availability will be multiplied by 0.8. If there are 99 or less hours of unavailability for the base and intermediate plants, the points will be multiplied by 1.2 for base and intermediate availability measures.

NSP Electric

Service reliability for NSP Electric officers includes seven measures:

      Total Feeder Outages - Number of outages (momentary or sustained) to our distribution main circuits.

      Human Error Caused Feeder Outages - Number of outages (momentary or sustained) to distribution main circuits due to an error by an employee that should have been prevented.

      Critical Customer Outage Average - Average number of momentary or sustained outages to a critical customer facility. Critical customers are determined on factors such as size and service requirements.

      Momentary Outages - Percent of retail customers with more than four zero-voltage events less than five minutes in duration.

      Sustained Outages - Percent of retail customers with four zero-voltage events equal or greater than five minutes in duration.

      SAIFI - Sustained "customer outages" divided by customers served. An index used industry-wide to measure outage frequency.

      CAIDI - Duration (in hours) of the average "customer outage." An index used industry-wide to measure outage duration.

All measures except human error caused feeder outages will be "storm normalized." Storm normalized means the goal will take out uncontrollable outages caused by major storms. There are typically four to eight major storms per year.

NSP Gas

Two reliability goals will be measured for NSP Gas:

      Service and Main Hits - Any damage to gas mains and/or gas services resulting from excavation.

      Mislocates - The failure to provide location markings completely and/or accurately within 24 inches of either side of NSP's underground facilities.

Miscellaneous

Late Entry of Participants

Any person who becomes eligible to participate after January 1 of the Plan year will become a participant as of the date the person became eligible. Incentive awards payable to such participants shall be prorated based on the number of days of service in an eligible position during the Plan year.

Change in Position

Eligible employees under the Plan who have a change in position during the Plan year will have their incentive award calculated under the Plan award levels for both positions, prorating the award by days of service at each level. (This includes prorating between the Executive and Management Incentive Plans.)

Terminations

Awards for eligible employees who terminate during the Plan year will be handled as follows:

      Voluntary resignations - no incentive award.

      Involuntary terminations for cause - no incentive award.

      Retirement, death, disability or involuntary termination for reasons other than cause - incentive award prorated by the number of months of active service during the current incentive Plan year.

Rounding

All numbers used in calculations determining performance/incentive awards will be rounded to the fourth decimal place. The final award calculation will be determined to the nearest hundredth of a percent.

Administration

The Plan will be administered by the Corporate Management Committee of the Board of Directors, which has the sole authority to establish and interpret the Plan's terms and conditions, and to establish rules for the administration of the Plan.

Right to Continued Employment

No participant shall have any claim or right to be granted an incentive award under the Plan, and the granting of an incentive award shall not be construed as giving the participant the right of continued employment with NSP. The Company further reserves the right to dismiss a participant at any time, with or without cause, free from any claim of liability for benefits under this Plan.

Modification, Amendment or Termination

The Committee reserves the right to modify the incentive award payable to any participant and to make other exceptions to the terms of the Plan as the Committee deems appropriate in its sole discretion. The Committee also reserves the right to amend or terminate the Plan at any time.